Exhibit 3.1

Innovation, Science and Economic Development Canada Corporations Canada	Innovation, Sciences et Développement économique Canada Corporations Canada

Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Aptose Biosciences Inc.
Corporate name / Dénomination sociale

665030-9
Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.	JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.

Hantz Prosper
Director / Directeur

2025-02-18
Date of amendment (YYYY-MM-DD)
Date de modification (AAAA-MM-JJ)

Innovation, Science and Economic Development Canada Corporations Canada	Innovation, Sciences et Développement économique Canada Corporations Canada

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
Aptose Biosciences Inc.

2	Corporation number
Numéro de la société
665030-9

3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

See attached schedule / Voir l’annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Fletcher Payne
Fletcher Payne
415-412-8283

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

IC 3069 (2008/04)

Schedule / Annexe

Amendment Schedules / Annexes - Modification

Paragraph 3 of the Articles of the Corporation are amended as follows:

SCHEDULE OF SHARE STRUCTURE CONSOLIDATION

Pursuant to Section 173(1)(h) of the Canada Business Corporations Act such that the Corporation’s issued and outstanding common shares (the “Common Shares”) be consolidated on the basis of one (1) post-consolidation Common Share for each thirty (30) outstanding pre-consolidation Common Shares.

No fractional shares will be issued pursuant to the consolidation and shareholders will not receive any compensation in lieu thereof. Any fractional Common Shares will be rounded down to the nearest whole Common Share.

The authorized capital of the Corporation is unaffected by this consolidation of Common Shares and continues to be an unlimited number of Common Shares.